CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION

OF CONN'S, INC.

("CORPORATION”)

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Corporation files the following Certificate of Amendment to its Certificate of Incorporation (the “Certificate of Incorporation”), which amends Article Four thereof so as to increase the number of shares of capital stock of the Corporation from 51,000,000 to 101,000,000 shares.

I

The name of the Corporation is Conn's, Inc.

II
The following amendment to the Certificate of Incorporation was adopted by the board of directors of the Corporation on March 25, 2014, and by the stockholders of the Corporation on May 28, 2014:

The first paragraph of Article Four of the Corporation's Certificate of Incorporation is deleted and is replaced in its entirety as follows:

"The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred one million (51,000,000) shares of stock, of which one hundred million (100,000,000) shares are Common Stock, par value of $0.01 per share (“Common Stock”), and one million (1,000,000) shares are Preferred Stock, par value $0.01 per share (“Preferred Stock”).”

III

The number of votes of holders of capital stock of the Corporation entitled to vote at the time of such adoption was 36,143,013, which represents one vote for each of the 36,143,013 shares of common stock, par value $0.01 per share, outstanding and entitled to vote on the amendment.

IV

The number of votes which voted for the amendments was 29,885,113 while the number of votes which voted against the amendments was 4,164,764. 63,036 shares abstained from voting on the amendment.

V
This amendment to Article Four of the Corporation's Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 28th day of May, 2014.

CONN'S, INC.

By: /s/ Robert F. Bell
Name: Robert F. Bell
Office: Vice President, General Counsel and
Corporate Secretary